INFEED MEDICA

Subscription Agreement

INFEED MEDICA

Attention:  Mr. Klein

Re:  Prospectus, dated   July 22 2014

Dear Mr. Klein

The undersigned investor in this Subscription Agreement hereby acknowledges receipt of the prospectus, dated JULY 22 2014 , of INFEED MEDICA CORP   a Delaware Corporation, (the "Prospectus" and the “Company”), and subscribes for the following number of shares upon the terms and conditions set forth in the Prospectus.

The Investor agrees that this Subscription Agreement is subject to availability and acceptance by the Company.

The Investor hereby subscribes for _______________________ shares of the Company’s common stock ("Common Stock") at $0.01 per share, for an aggregate purchase price of $_________________.

Payment of $_______________ as payment in full of the purchase price is being made via check/Wire transfer directly to INFEED MEDICA CORP

If this subscription is rejected by the Company, in whole or in part, for any reason, all funds will be returned within three business days of the Company’s receipt such funds, without interest or deduction of any kind.

Purchaser Information:

Printed Name:

Signature;

Date:

Address:

 the foregoing Subscription is hereby accepted in full on behalf  of  INFEED MEDICA CORP

Date ___________________.
INFEED MEDICA CORP

By: /s/ Julius Klein